UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 13, 2015 (October 9, 2015)

NEW SOURCE ENERGY PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35809	38-3888132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
914 North Broadway, Suite 230
Oklahoma City, Oklahoma 73102
(405) 272-3028
(Address of Principal Executive Offices, Including Zip Code)
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On October 9, 2015, New Source Energy Partners L.P. (the “Partnership”) was notified by the Bank of Montreal, the administrative agent under the Partnership’s Credit Agreement, dated as of February 13, 2013 (as amended, the “Credit Agreement”), that the semi-annual re-determination of the borrowing base under the terms of Credit Agreement resulted in a lowering of the borrowing base from $49 million to $24 million. The Partnership previously voluntarily agreed to lower the borrowing base from $57 million to $49 million in preparation for the lenders’ review of the borrowing base. The Partnership currently has $49 million borrowed under the Credit Agreement, resulting in a borrowing base deficiency currently in the amount of $25 million. The Partnership has thirty (30) days to provide written notice to Bank of Montreal, as administrative agent, of its plans to cure the deficiency by either prepaying the excess borrowings in full, pledging additional collateral to cure the deficiency, or a combination thereof.
The Partnership does not currently have sufficient cash resources to repay or additional collateral to cure the borrowing base deficiency. If the Partnership is unable to successfully negotiate a forbearance agreement, obtain a waiver of compliance or cure the borrowing base deficiency, an event of default under the Credit Facility would occur on November 9, 2015. In an event of default, the administrative agent may, and at the request of the majority of lenders, shall by notice to the Company, take either or both of the following actions: (i) terminate the Partnership’s Commitments (as defined in the Credit Agreement), and thereupon the Commitments shall terminate immediately, and (ii) declare the notes and the loans then outstanding under the Credit Agreement to be immediately due and payable.
The Partnership has retained Opportune LLP as its financial advisor to assist in working with the Partnership’s lenders to eliminate the borrowing base deficiency and in connection therewith evaluate strategic alternatives. There is no assurance that the Partnership will be successful in pursuing any such alternatives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New Source Energy Partners L.P.

	By:	New Source Energy GP, LLC, its general partner

Dated: October 13, 2015	By:	/s/ Kristian B. Kos
	Name:	Kristian B. Kos
	Title:	Chairman and Chief Executive Officer